SPIEGEL

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the Company's statements included under Item 6, Other Items, of its Form 1-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

Spiegel Accountancy Corp

Pleasant Hill, California
June 1, 2022

Spiegel Accountancy Corp.

2300 Contra Costa Blvd., Suite 425 ■ Pleasant Hill, CA 94523 ■ Phone (925) 977-4000 ■ Fax (925) 363-3370